Exhibit 10.10

Employment Agreement

This Employment Agreement (the “Agreement”) is made and entered into effective as of January 10, 2023, by and between Joseph Funicelli (the “Executive”) and Unifoil Holdings, Inc., a New Jersey corporation (the “Company”) and Unifoil Corporation, a wholly owned subsidiary of the Company and a New Jersey corporation (“UC”). This Agreement shall be effective as of the date listed above (the “Effective Date”).

WHEREAS, the Executive and UC are parties to that certain Employment Agreement, entered into effective as of January 1, 2008 (the “Prior Agreement”);

WHEREAS, the Company and UC desire to amend and restate the Prior Agreement as of the Effective Date and to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to amend and restate the Prior Agreement as of the Effective Date and to be employed by the Company and UC on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1. Term. The Executive’s employment hereunder shall be effective as of the Effective Date and shall continue until December 10, 2027, or three (3) years following a change in control as defined in Sub-Section 4.4(c), whichever is later, unless terminated earlier pursuant to Section 4 of this Agreement; provided that, on December 10, 2025 and each December 10 thereafter the term shall extend one year such that at all times on December 10 there shall be at least three (3) years of employment remaining hereunder upon the same terms and conditions. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”

2. Position and Duties.

2.1 Position. During the Employment Term, the Executive shall serve as the Chief Executive Officer of the Company and the Chief Executive Officer of UC, reporting to the board of directors of the Company (the “Board”). In such positions, the Executive shall have such duties, authority, and responsibilities as are prescribed for him under this Agreement, the Company’s and UC’s corporate bylaws, and as otherwise directed by the Board, which duties, authority, and responsibilities are consistent with the Executive’s position. Executive shall serve on the Board and on UC’s board of directors for so long as he is employed and elected or appointed to such position in accordance with the Company’s Bylaws and, as applicable, UC’s bylaws.

2.2 Duties. (a) During the Employment Term, the Executive shall devote substantially all of Executive’s business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other profession or occupation which would materially conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board; provided, however, that Executive shall nonetheless be permitted to engage in other business activities as well as participate in social, civic or professional associations or engage in passive outside investment activities which may require a limited portion of time and effort to manage (consistent at all times with Company’s and UC’s policies and procedures), so long as such activities do not materially interfere with the performance of Executive’s duties nor compete, in any way, with the products or services offered by or through Company and UC.

(b) Executive shall have primary and exclusive authority within the Company and UC to carry out his duties, including, but not limited to, the following:

(i) to hire and fire, review, and set compensation for regular plant staff, managerial staff, and all other corporate personal except Corporate Officers;

(ii) to enter into contracts for the sale of goods or services in the ordinary course of Employer’s laminated paper and coating and metallized products, such other business and products within the present product lines being sold or developed by the Company and/or UC, and such other lines of products or services, not presently sold or being developed, as are authorized by the Board; and

(iii) to supervise and direct the manufacturer of goods in the ordinary course of business, and to generally carry out the duties and responsibilities commensurate with his position in the Company and in UC.

3. Compensation.

3.1 Base Salary. The UC shall pay the Executive an annual base salary of $306,121.00 (prior to 2022 cpi) in periodic installments in accordance with the UC’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Executive’s base salary shall be reviewed at least annually by the Board and the Board may increase the base salary each year by such amount it determines, provided that the minimum increase each year shall be the greater of (a) three and one half percent (3.5%) per annum or (b) the annual increase of the consumer price index for the “Urban Wage Earners and Clerical Workers New York – Northeastern N.J.” during the immediately preceding complete calendar year of the Employment Term (base salary increases each year to be on a calendar year basis with the first increase to be effective January 1, 2024). The Executive’s base salary may not be decreased during the Employment Term. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.”

3.2 Annual Bonus.

(a) For each calendar year of the Employment Term, the Executive shall be paid a quarterly bonus (the “Quarterly Bonus”) as calculated pursuant to Schedule 3.2. However, the decision to provide any additional bonus (the “Additional Bonus”) and the amount and terms of any Additional Bonus shall be in the sole and absolute discretion of the Compensation Committee of the Board (the “Compensation Committee”).

(b) The Quarterly Bonus, if any, will be paid within one (1) month after the end of the applicable calendar quarter. The Additional Bonus shall be paid within two and a half (2.5) months after the end of the applicable calendar year and shall be conditioned upon the Executive’s continued active employment with the Company and UC at the time payment is due unless the Executive’s termination of employment is with Good Reason or is due to the Executive’s death or Disability.

3.3 Equity Awards. The Executive shall be eligible to receive equity awards under the 2023 Equity Incentive Plan or any successor plan, as determined by the Compensation Committee.

3.4 Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Company and UC and governing benefit plan requirements (including plan eligibility provisions), and to the extent the Company or UC provides similar benefits or perquisites (or both) to similarly situated executives of the Company or UC. Notwithstanding the foregoing, during the Employment Term, UC or the Company shall provide the Executive with individual term life insurance coverage of up to five million dollars ($5,000,000) benefitting the Executive, and with individual term life insurance coverage of up to five million dollars ($5,000,000) benefitting the Company and/or UC.

3.5 Automobile Allowance. For the term of this Agreement and any extensions thereof UC or the Company shall provide Executive with an automobile allowance comparable to that presently provided to him by UC.

3.6 Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company and/or UC, as applicable, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company or UC, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company and UC reserve the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

3.7 Vacation; Paid Time Off. Consistent with prior practice, Executive may operate on the basis of freedom to operate with no limits placed on vacation or travel relative to the execution of the role and responsibilities as Chief Executive Officer; provided, however, that Executive shall be accountable to the Board and the Company’s and UC’s employees in the Executive’s performance as Chief Executive Officer.

3.8 Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder.

3.9 Transaction Bonus. A bonus calculated in accordance with Schedule 3.8 attached hereto upon a sale of the assets and business of the Company or UC or the ownership of the Company or UC in a transaction resulting in a Change in Control defined in Sub-Section 4.4(c).

3.10 Indemnification.

(a) In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or by the Company related to any contest or dispute between the Executive and the Company and/or any of its affiliates with respect to this Agreement or the Executive’s employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company and/or UC as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, the Executive shall be indemnified and held harmless by the Company and UC to the maximum extent permitted under applicable law and the Company’s and/or UC’s bylaws, as applicable, from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by the Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company or by UC in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the Executive to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company or by UC under this Agreement.

(b) During the Employment Term and for a period of six (6) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to the Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company, of UC or of any successor.

3.11 Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or other compensation paid to the Executive under this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

4. Termination of Employment. The Employment Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least one hundred eighty (180) days advance written notice of any termination of the Executive’s employment. On termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Agreement and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

4.1 Termination For Cause or Without Good Reason.

(a) The Executive’s employment hereunder may be terminated by the Company for Cause or by the Executive without Good Reason. If the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled to receive:

(i) any accrued but unpaid Base Salary which shall be paid on the pay date immediately following the Termination Date (as defined below) in accordance with the Company’s customary payroll procedures;

(ii) any declared but unpaid Additional Bonus up to the Termination Date, which shall be paid on the otherwise applicable payment date except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement and any vested or earned benefits under any benefit plans of the Company, and pay for unused vacation days on the basis of twenty-five (25) vacation days per year;

(iii) reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iv) such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 4.1(a)(i) through 4.1(a)(iv) are referred to herein collectively as the “Accrued Amounts”.

(b) For purposes of this Agreement, “Cause” shall mean:

(i) the Executive’s willful failure to perform Executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii) the Executive’s willful failure to comply with any valid and legal directive of the Board;

(iii) the Executive’s willful engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, materially injurious to the Company or its affiliates;

(iv) the Executive’s embezzlement, misappropriation, or intentional fraud, whether or not related to the Executive’s employment with the Company or UC;

(v) the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs the Executive’s ability to perform services for the Company or UC, or results in material or financial harm to the Company or its affiliates;

(vi) the Executive’s material violation of the Company’s or UC’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct;

(vii) the Executive’s willful unauthorized disclosure of Confidential Information (as defined below);

(viii) the Executive’s material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company or between the Executive and UC; or

(ix) the Executive’s engagement in conduct that brings or is reasonably likely to bring the Company or UC negative publicity or into public disgrace, embarrassment, or disrepute.

For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company or of UC. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company or for UC shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company and/or UC.

Termination of the Executive’s employment shall not be deemed to be for Cause unless and until the Company delivers to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the Board excluding, for this purpose, the Executive (after reasonable written notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), describing the specifics of the conduct that is the basis for the finding that the Executive has engaged in the conduct described in any of (i)-(ix) above. Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have ten (10) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of ten (10) business days, the Company may give the Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of the Executive’s employment without notice and with immediate effect.

(c) For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive’s written consent:

(i) a material reduction in the Executive’s Base Salary including a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;

(ii) any material breach by the Company or by UC of any material provision of this Agreement or any material provision of any other agreement between the Executive and the Company and/or UC;

(iii) the Company’s failure to obtain an agreement from any successor to the Company or to UC, if applicable, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company and UC would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;

(iv) the Company’s failure to nominate the Executive for election to the Board and to use its best efforts to have the Executive elected and re-elected, as applicable;

(v) a material, adverse change in the Executive’s title, authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law) taking into account the Company’s size, status as a public company, and capitalization as of the date of this Agreement; or

(vi) a material adverse change in the reporting structure applicable to the Executive.

The Executive cannot terminate employment for Good Reason unless the Executive has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate employment for Good Reason within thirty (30) days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.

In the event the Executive terminates his employment for Good Reason he shall have the right to pursue payments of amounts owed to him including damages or expenses he incurs by reason of the Good Reason including a recoupment of any reduction in salary.

(d) In addition, it is understood and agreed that the consideration provided for above in this Agreement in Sub-Section 4.1 shall constitute full and adequate consideration for the agreements contained in Sections 5, 6, 7 and 8 hereof if the employment of the Executive is terminated for Cause or without Good Reason.

4.2 Non-Renewal by the Company; Termination Without Cause or for Good Reason. The Employment Term and the Executive’s employment hereunder may be terminated by the Executive for Good Reason, which termination for Good Reason, or by the Company without Cause or on account of the Company’s failure to renew the Agreement in accordance with Section 1. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive’s compliance with Sections 5, 6, 7 and 8 of this Agreement and the Executive’s execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors (the “Release”) and such Release becoming effective within twenty-one days following the Termination Date (such 21-day period, the “Release Execution Period”), the Executive shall be entitled to receive the following:

(a) Two equal payments each to be one half (1/2) of an amount equal to thirty-six (36) months of the Executive’s Base Salary for the year in which the Termination Date occurs, the first of which shall be paid within thirty days following the Termination Date and the second of which is to be paid on the first annual anniversary of the Termination Date; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year;

(b) If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company or UC shall reimburse the Executive for the monthly COBRA premium paid by the Executive for the Executive and the Executive’s dependents. Such reimbursement shall be paid to the Executive on the first of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen (18) month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive receives substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this Sub-Section 4.2(b) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Sub-Section 4.2(b) in a manner as is necessary to comply with the ACA.

(c) The treatment of any outstanding equity awards shall be determined in accordance with the terms of the applicable equity plan and the applicable award agreements.

4.3 Death or Disability.

(a) The Executive’s employment hereunder shall terminate immediately and automatically on the Executive’s death during the Employment Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability upon fourteen (14) day prior written notice to the Executive, subject to the Executive’s right to cure during the 14-day period.

(b) If the Executive’s employment is terminated during the Employment Term on account of the Executive’s death or Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive a lump sum payment equal to the Base Salary through the balance of the Agreement, including the Accrued Amounts and the continuing payment of all premiums for coverage for the Executive’s dependent family members under all health, hospitalization, disability, dental, life and other insurance plans that the Company maintained at the time of the Executive’s death or Disability.

Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability shall be provided in a manner which is consistent with federal and state law.

(c) For purposes of this Agreement, “Disability” shall mean the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of the Executive’s job, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

4.4 Change in Control Termination.

(a) Notwithstanding any other provision contained herein, if the Executive’s employment hereunder is terminated by the Executive for Good Reason or by the Company on account of its failure to renew the Agreement in accordance with Section 1 or without Cause (other than on account of the Executive’s death or Disability), in each case within twenty-four (24) months following a Change in Control, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive’s compliance with Sections 5, 6, 7 and 8 of this Agreement and the Executive’s execution of a Release which becomes effective within twenty-one days following the Termination Date, the Executive shall be entitled to receive the following:

(i) Two equal payments each to be one half (1/2) of an amount equal to three (3) times the Executive’s Base Salary for the year in which the Termination Date occurs (or if greater, the year immediately preceding the year in which the Change in Control occurs) and three (3) times the Additional Bonus received in the year prior to the year in which the Change in Control occurs and twelve (12) times the average Quarterly Bonus received in the last twelve (12) quarters prior to the quarter in which the Change in Control occurs. The first of which payments is to be paid within thirty (30)days following the Termination Date; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year and the second of which payments is to be paid on the first annual anniversary of the Termination Date.

(ii) If the Executive timely and properly elects health plan continuation coverage under COBRA, the Company or UC shall reimburse the Executive for the monthly COBRA premium paid by the Executive for the Executive and the Executive’s dependents. Such reimbursement shall be paid to the Executive on the first of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen -month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive receives substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s payments under this Sub-Section 4.4(b) would violate the nondiscrimination rules applicable to non-grandfathered, insured group plans under the ACA, or result in the imposition of penalties under the ACA, the parties agree to reform this Sub-Section 4.4(b) in a manner as is necessary to comply with the ACA.

(b) The treatment of any outstanding equity awards shall be determined in accordance with the terms of the applicable equity plan and the applicable award agreements.

(c) For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following after the Effective Date:

(i) one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company’s stock and acquires additional stock;

(ii)   one person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company’s stock possessing 30% or more of the total voting power of the Company’s stock;

(iii) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

(iv) the sale of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A and, for purposes of determining whether a Change in Control has occurred, changes in ownership of Company stock between Raghunathan Sarma, immediate family members of Raghunathan Sarma (or trusts primarily for the benefit of such individuals and/or their descendants) and entities owned or controlled directly or indirectly by Raghunathan Sarma shall be disregarded.

For purposes of clarity, Sub-Section 4.4, if applicable, shall apply in lieu of any otherwise applicable post Termination Date compensation or payment provisions between the Executive and the Company and UC under this Agreement.

4.5 Notice of Termination. Any termination of the Executive’s employment hereunder by the Company and UC or by the Executive during the Employment Term (other than termination pursuant to Sub-Section 4.3(a) on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 26. The Notice of Termination shall specify:

(a) The termination provision of this Agreement relied upon;

(b) To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and

(c) The applicable Termination Date.

4.6 Termination Date. The Executive’s “Termination Date” shall be:

(a) If the Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death;

(b) If the Executive’s employment hereunder is terminated on account of the Executive’s Disability, the date that it is determined that the Executive has a Disability;

(c) If the Company and UC terminate the Executive’s employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive following completion of the resolution, notice and opportunity to be heard process provided for in Sub-Section 4.1(b) of this Agreement, above, if applicable;

(d) If the Company and UC terminate the Executive’s employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than ninety (90) days following the date on which the Notice of Termination is delivered;

(e) If the Executive terminates his employment hereunder with or without Good Reason, the date specified in the Executive’s Notice of Termination, which, in the event of termination without Good Reason, shall be no less than ninety (90) days following the date on which the Notice of Termination is delivered; provided that, the Company and UC may waive all or any part of the 90-day notice period for no consideration by giving written notice to the Executive and for all purposes of this Agreement, the Executive’s Termination Date shall be the date determined by the Company and UC; and

(f) If the Executive’s employment hereunder terminates because either the Executive or the Company and UC provides notice of non-renewal pursuant to Section 1, the Renewal Date immediately following the date on which the applicable party delivers notice of non-renewal.

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Executive incurs a “separation from service” within the meaning of Section 409A.

4.7 Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and except as provided in Sub-Section 4.2(b), any amounts payable pursuant to this Section 4 shall not be reduced by compensation the Executive earns on account of employment with another employer.

4.8 Resignation of All Other Positions. On termination of the Executive’s employment hereunder for any reason, the Executive agrees to resign, effective on the Termination Date from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company and any of its affiliates.

4.9 Section 280G.

(a) If any payment or benefit (any “Payment”) the Executive would receive from the Company and/or UC pursuant to or in connection with a “Change in Control” as defined in the Treasury Regulations promulgated under Code §280G would (i) constitute a “parachute payment” within the meaning of Code §280G, and (ii) but for this sentence, be subject to the excise tax imposed by Code §4999 (the “Excise Tax”), then such Payment shall be adjusted to equal the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment (prior to adjustment) that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion of the Payment (prior to adjustment), which, after taking into account all applicable federal, state and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment (than that calculated under clause (x) above) notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless the Executive elects, in writing, a different order (provided, however, that such election shall be subject to the Company’s approval if made on or after the effective date of the event that triggers the Payment): reduction of cash payments; cancellation of accelerated vesting of stock options, if any; and reduction of employee benefits. In the event that acceleration of vesting of the stock options is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s stock options (i.e., the earliest granted stock option will be cancelled last) unless the Executive elects, in writing, a different order for cancellation.

(b) All calculations and determinations under Sub-Section 4.9 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by Sub-Section 4.9. The Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company, UC and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under Sub-Section 4.9. The Company and UC shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

4.10 Liability on Company Debt. Upon the termination of the employment of Executive, for whatever reason, the Company shall take all reasonable steps and action to obtain the release of the Executive from any liability on any debt of the Company, whether loans, leases, capital leases or other type of contractual liability. In the event that the Company after taking reasonable steps and action is unable to obtain the release, the Company shall: (a) pay a quarterly fee equal to two (2%) percent of the gross amount of such potential liability as reasonably estimated in good faith by the Board on the first day of each month that the potential liability exists, and (b) shall indemnify the Executive from any and all liability, costs, expenses, fees (including attorneys fees) and other damages to Executive by reason of such liability.

5. Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company and UC in connection with matters arising out of the Executive’s service to the Company and/or UC; provided that, the Company and UC shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company or UC shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time (i.e. more than five (5) hours per week) on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive’s Base Salary on the Termination Date (computed assuming a forty (40) hour work week with no allowance for vacations, sick time, personal time or holidays).

6. Confidential Information. The Executive understands and acknowledges that during the Employment Term, the Executive will have access to and learn about Confidential Information, as defined below.

6.1 Confidential Information Defined.

(a) Definition.

For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: research, know-how, formulae, product or service ideas, inventions, trade secrets, patents, patent applications, systems, products, programs and techniques and any secret, proprietary or confidential information, knowledge or data of the Company and its affiliates, including information regarding any actual or prospective customers of the Company and its affiliates except such information that was developed by Executive prior to or separate from his employment by the Company and UC. All information disclosed to Executive or to which Executive obtains access, whether originated by Executive or by others, and which is treated by the Company or its affiliates as “Confidential Information” or which Executive has a reasonable basis to believe is “Confidential Information,” will be presumed to be “Confidential Information” for purposes of this Agreement.

The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Executive understands and agrees that Confidential Information includes information developed by Executive in the course of employment by the Company and UC as if the Company and/or UC furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive’s behalf.

(b) Company Creation and Use of Confidential Information.

The Executive understands and acknowledges that the Company and UC have invested, and continue to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings and product line. The Executive understands and acknowledges that as a result of these efforts, the Company and UC have created, and continues to use and create Confidential Information. This Confidential Information provides the Company and UC with a competitive advantage over others in the marketplace.

(c) Disclosure and Use Restrictions.

The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company and/or UC) not having a reasonable need to know and authority to know and use the Confidential Information in connection with the business of the Company and/or UC and, in any event, not to anyone outside of the direct employ of the Company and/or UC except as required in the performance of the Executive’s authorized employment duties to the Company and/or UC or with the prior consent of the Board acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as reasonably required in the performance of the Executive’s authorized employment duties to the Company and/or UC or with the prior consent of the Board acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent).

(d) Permitted Disclosures. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Board.

(e) Permitted Communications. Nothing herein prohibits or restricts the Executive (or the Executive’s attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization, or any other federal or state regulatory authority.

(f) Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement:

(i) The Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(B) is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

(ii) If the Executive files a lawsuit for retaliation by the Company and/or UC for reporting a suspected violation of law, the Executive may disclose the Company’s and/or UC’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive:

(A) files any document containing trade secrets under seal; and

(B) does not disclose trade secrets, except pursuant to court order.

(g) Time Period. The Executive understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Executive first having access to such Confidential Information (whether before or after he begins employment by the Company and/or UC) and shall continue during and after his employment by the Company and/or UC until such time as such Confidential Information has become public knowledge other than as a result of the Executive’s breach of this Agreement or breach by those acting in concert with the Executive or on the Executive’s behalf.

7. Restrictive Covenants.

7.1 Acknowledgement. The Executive understands that the nature of the Executive’s position gives the Executive access to and knowledge of Confidential Information and places the Executive in a position of trust and confidence with the Company and its affiliates. The Executive understands and acknowledges the competitive and proprietary nature of the Company’s and its affiliates’ businesses, and that the Company’s and affiliates’ businesses are highly reliant on the Executive for his entrepreneurial vision of the business and the execution of their business plans.

The Executive further understands and acknowledges that the Company’s and its affiliates’ ability to reserve the Executive’s special and unique skills, services and vision for the exclusive knowledge and use of the Company and its affiliates is of great competitive importance and commercial value to the Company and its affiliates, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity.

7.2 Non-Competition. Because of the Company’s and its affiliates’ legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Employment Term and for the additional term of one year beginning on the last day of the Executive’s employment with the Company, to run consecutively, regardless of the reason for the termination and whether employment is terminated at the option of the Executive or the Company, the Executive agrees and covenants not to engage anywhere worldwide basis in any Prohibited Activity.

For purposes of this Section 7, “Prohibited Activity” is activity in which the Executive contributes the Executive’s knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity engaged in the same or similar business as the Company or its affiliates. Prohibited Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information, or Confidential Information.

Nothing herein shall prohibit the Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation. Nothing in this Section 7 shall prohibit the Executive from holding any ownership position in Unifoil Holdings Inc.

This Section 7 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Board.

7.3 Non-Solicitation of Employees. The Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company or its affiliates, or attempt to do so, for twelve (12) months beginning on the last day of the Executive’s employment with the Company and UC.

7.4 Non-Solicitation of Customers. The Executive further agrees and covenants for twelve (12) months, beginning on the last day of the Executive’s employment with the Company and UC, not to directly or indirectly solicit, contact (including but not limited to email, regular mail, express mail, telephone, fax, instant message, or social media), attempt to solicit or contact, or meet with the Company’s or its affiliates’ actual or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company and its affiliates.

8. Non-Disparagement. The Executive agrees and covenants that the Executive will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses or affiliates, or any of their employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties.

This Section 8 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Board.

The Company agrees and covenants that it shall direct its and its affiliates’ officers and directors to refrain from making any defamatory or disparaging remarks, comments, or statements concerning the Executive to any third parties.

9. Acknowledgement. The Executive acknowledges and agrees that the services to be rendered by the Executive to the Company and its affiliates are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Company’s and its affiliates’ industry, methods of doing business and marketing strategies by virtue of the Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company and its affiliates.

The Executive further acknowledges that the benefits provided to the Executive under this Agreement, including the amount of the Executive’s compensation, reflects, in part, the Executive’s obligations and the Company’s and its affiliates’ rights under Sections 6, 7, and 8 of this Agreement; that the Executive has no expectation of any additional compensation, royalties, or other payment of any kind not otherwise referenced herein in connection herewith; and that the Executive will not suffer undue hardship by reason of full compliance with the terms and conditions of Sections 6, 7 and 8 of this Agreement or the Company’s or its affiliates’ enforcement thereof.

10. Remedies. In the event of a breach or threatened breach by the Executive of Sections 6, 7 and/or 8 of this Agreement, the Executive hereby consents and agrees that the Company and/or its affiliates shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction; that money damages would not afford an adequate remedy; that the Company and/or its affiliates shall have the right to injunctive relief without the necessity of showing any actual damages; and that the Company and its affiliates shall have the right to injunctive relief without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

11. Arbitration.

11.1 To the greatest extent possible, the parties will endeavor to resolve any disputes relating to the Agreement through amicable negotiations. Failing an amicable settlement, any controversy, claim or dispute arising under or relating to this Agreement, including the existence, validity, interpretation, performance, termination or breach of this Agreement, will finally be settled by binding arbitration before a three-person arbitration panel (the “Arbitration Tribunal”) with each party appointing one arbitrator and the two arbitrators selecting the third arbitrator. The Arbitration Tribunal shall self-administer the arbitration proceedings utilizing the Commercial Rules of the American Arbitration Association (“AAA”); provided, however, the AAA shall not be involved in administration of the arbitration. The Arbitration Tribunal must consist of one retired judge of a state or federal court of the United States or a licensed lawyer with at least fifteen (15) years of corporate or commercial law experience.

11.2 The arbitration will be held in New York City, New York. Each party will have discovery rights as provided by the Federal Rules of Civil Procedure within the limits imposed by the arbitrators. It is the intent of the parties that any arbitration will be concluded as quickly as reasonably practicable. Once commenced, the hearing on the disputed matters will be held four days a week until concluded, with each hearing date to begin at 10:00 a.m. and to conclude at 5:00 p.m. The arbitrators will use all reasonable efforts to issue the final written report containing the award or awards within a period of ten (10) business days after closure of the proceedings. Failure of the arbitrators to meet the time limits of this Section will not be a basis for challenging the award. The Arbitration Tribunal will not have the authority to award punitive damages to either party. Each party will bear its own expenses, but the parties will share equally the expenses of the Arbitration Tribunal. The Arbitration Tribunal shall award attorneys’ fees and other related costs to the successful party as it deems equitable to be paid by the losing party. This Agreement will be enforceable in any court of competent jurisdiction; however, the Executive may appeal any arbitration award in any court of competent jurisdiction. Notwithstanding the foregoing, claims for injunctive relief for breaches of Sections 6, 7 or 8, and claims to enforce arbitration awards, may be brought in a state or federal court in the State of New Jersey.

12. Proprietary Rights.

12.1 Work Product. The Executive acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by the Executive individually or jointly with others during the Employment Term and relate in any way to the business or contemplated business, products, activities, research, or development of the Company and/or UC or result from any work performed by the Executive for the Company or UC (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to US and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), and rights in data and databases, (d) trade secrets, know-how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company and UC.

For purposes of this Agreement, Work Product includes, but is not limited to, Company and its affiliates information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.

12.2 Work Made for Hire; Assignment. The Executive acknowledges that, by reason of being employed by the Company and/or UC at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company and UC. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company and UC, for no additional consideration, the Executive’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s or UC’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company and/or UC would have had in the absence of this Agreement. Executive and the Company and UC understand that the provisions of this Agreement requiring assignment of Work Product to the Company and UC will not apply to any particular Work Product that meets each and all of the following criteria: (a) Executive develops entirely on his own time, completely outside of Executive’s normal working hours; (b) Executive develops related to the work that is disclosed and approved by the Board without using Company’s or its affiliates’ equipment, supplies, facilities or trade secret or Confidential Information, as defined below; or (c) does not result from any work performed by Executive for the Company or its affiliates.

12.3 Further Assurances; Power of Attorney. During and after the Employment Term, the Executive agrees to reasonably cooperate with the Company and its affiliates to (a) apply for, obtain, perfect, and transfer to the Company and/or UC the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company and/or UC any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company and/or UC. The Executive hereby irrevocably grants the Company and UC power of attorney to execute and deliver any such documents on the Executive’s behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to the Company and/or its affiliates and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company’s or UC’s request (without limiting the rights the Company and/or its affiliates shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by the Executive’s subsequent incapacity.

12.4 No License. The Executive understands that this Agreement does not, and shall not be construed to, grant the Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to the Executive by the Company or its affiliates.

13. Return of Property. Upon (a) voluntary or involuntary termination of the Executive’s employment or (b) the Company’s request at any time during the Executive’s employment, the Executive shall (i) provide or return to the Company any and all Company or its affiliates property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, email messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, negatives, and data and all Company and its affiliates documents and materials belonging to the Company and/or its affiliates and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company, its affiliates or any of its business associates or created by the Executive in connection with the Executive’s employment by the Company and/or UC; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company or its affiliates, as appropriate, that remain in the Executive’s possession or control, including those stored on any non-Company and non-Company affiliate devices, networks, storage locations, and media in the Executive’s possession or control.

14. Publicity. The Executive hereby irrevocably consents to any and all uses and displays, by the Company, its affiliates and their agents, representatives and licensees, of the Executive’s name, voice, likeness, image, appearance, and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during or after the Employment Term, for all legitimate commercial and business purposes of the Company and/or its affiliates (“Permitted Uses”) without further consent from or royalty, payment, or other compensation to the Executive. The Executive hereby forever waives and releases the Company, its affiliates and their directors, officers, employees, and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the Employment Term, arising directly or indirectly from the Company’s, its affiliates’ and their agents’, representatives’, and licensees’ exercise of their rights in connection with any Permitted Uses.

15. Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of New Jersey without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of New Jersey, county of Essex. With the exception of the provision for binding arbitrations stated elsewhere in this Agreement, the parties hereby irrevocably consent to and submit to the exclusive jurisdiction of such courts and waive the defenses of inconvenient forum and inconvenient venue to the maintenance of any such action or proceeding in such venue.

16. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company and its affiliates pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

17. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and a duly authorized officer of the Company. No waiver by any of the parties of any breach by any other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

18. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction (or by a duly empaneled panel of arbitrators dealing with a dispute arising under or related to this Agreement) to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court or panel of arbitrators is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court (or by a duly empaneled panel of arbitrators dealing with a dispute arising under or related to this Agreement) shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

19. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

20. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

21. Tolling. Should the Executive violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which the Executive ceases to be in violation of such obligation.

22. Section 409A.

22.1 General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company and UC make no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company or UC be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

22.2 Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with the Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date following the six-month anniversary of the Termination Date or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Executive’s separation from service occurs shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

22.3 Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

22.4 Tax Gross-ups. Any tax gross-up payments which may become due from the Company or UC to the Executive shall be paid to the Executive on or before December 31 of the calendar year immediately following the calendar year in which the Executive remits the related taxes.

23. Notification to Subsequent Employer. When the Executive’s employment with the Company and UC terminates, the Executive agrees to notify any subsequent employer of the restrictive covenants sections contained in this Agreement. The Executive will also deliver a copy of such notice to the Company before the Executive commences employment with any subsequent employer. In addition, the Executive authorizes the Company to provide a copy of the restrictive covenants sections of this Agreement to third parties, including but not limited to, the Executive’s subsequent, anticipated, or possible future employer.

24. Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company and UC, acting together, may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company or of UC. This Agreement shall inure to the benefit of the Company and UC and their permitted successors and assigns.

25. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Attention: James Bosco, CFO

Unifoil Holdings, Inc.

12 Daniel Road

Fairfield, NJ 07004

With a copy to:

Cataneo, Andrea, Esq.

Mitchell Silberberg & Knupp LLP

2049 Century Park East, 18th Floor

Los Angeles, CA 90067

If to the Executive:

Joseph Funicelli

42 Centennial Court

Totowa, NJ 07512

26. Withholding. The Company and UC shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company and/or UC to satisfy any withholding tax obligation it or they may have under any applicable law or regulation.

27. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

28. Prior Agreement. The Executive and Company and UC acknowledge and agree that the Prior Agreement is amended and restated as of the Effective Date with no further action required by either party.

29. Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

30. Interpretation. Should a provision of this Agreement require interpretation or construction, it is agreed that the judicial body (or arbitration panel) so interpreting or construing this Agreement shall not apply the rule of interpretation or construction that the terms of this Agreement shall be strictly construed against the party drafting this Agreement.

31. Jury Waiver. The parties hereto waive the right to a jury trial in any dispute arising under or related to the terms of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written and they explicitly acknowledge their consent to the waiver of a right to trial by jury contained in Section 31 of this Agreement, above.

COMPANY:

UNIFOIL HOLDINGS, INC., a New Jersey corporation

By:
Name:
Title:

UC

UNIFOIL CORPORATION, a New Jersey corporation

By:
Name:
Title:

EXECUTIVE:

Name:	Joseph Funicelli, CEO

SCHEDULE 3.2

BONUS FORMULA

Joseph Funicelli Incentive Program 2022

Joe Funicelli CEO/President

Sales Growth	5-10% Increase	10%
	10-15% Increase	15%
	15-20% Increase	20%
	20+% Increase	25%

EBITDA	5-10% Increase	10%
	10-15% Increase	15%
	15-20% Increase	20%
	20+% Increase	25%

Calculation Methods

Sales Growth	Use Net Sales with Board Adjustments
EBITDA	No adjustments, but see note #6 below.

P&L Items

Q1/08	Compare to Q1/08
Q2/08	Compare (Q1+Q2/08) to (Q1+Q2/07)
Q3/08	Compare (Q1+Q2+Q3/08) to (Q1+Q2+Q3/07)
Q4/08	Compare (total 2008) to (total 2007)

Notes:

1.	Paybacks, if Q4 calculates as negative, will be taken as a credit in Q1, 2009. Q1 bonuses for 2009 will not be paid until the Audit for 2008 is complete.

2.	Bonus percentage to be received in each quarter will be multiplied by the employees’ earnings through that quarter (excluding any bonus earnings). Net Bonus due will be the amount remaining after subtracting all previously paid bonuses.

3.	Payment will be made in cash in the first pay period following submission to the BOD of the P&L for the quarter.

4.	Employee may choose to take payment in the form of Unifoil Holdings, Inc. stock. For the year 2008, the stock price will be as determined by the Board by January 1, 2008.

5.	If BOD feels that cash is tight, payment may be made in equal payments over the following three months.

6.	Q4 calculation will use the audited financial statements net of tax planning issues such as write-offs, etc.

7.	Numbers reset at the beginning of the year based on audited statement.

SCHEDULE 3.8

TRANSACTION BONUS

If the assets or business of the Employer, including UFH, plus any acquisitions, joint ventures or related entities, are sold or the ownership of these entities are sold resulting in a Change in Control as defined in Sub-Section 4.4(d) then Company and/or all owners (pro rata to ownership) excluding Executive shall pay Executive a transaction bonus calculated as follows:

If the Sales Proceeds are Between	Percent of Total Proceeds in that Range

$0 and $20,000,000	4.5%
over $20,000,000 and $30,000,000	5.75%
over $30,000,000 and $40,000,000	7.0%
over $40,000,000 and $70,000,000	9.0%
over $70,000,000	10.0%

Examples:

Sales Proceeds	Bonus

$12,000,000	$540,000
$26,000,000	$1,245,000
$35,000,000	$1,825,000

The bonus shall be paid in the same form of consideration received the Employer or its owners in the transaction such as cash or stock and shall be paid in a lump sum or in installments are the consideration is payable to the Employer or its owners.

This Schedule 3.8 to the Employment Agreement of Joseph Funicelli is agreed upon:

Board Directors of the Parent of Employer:	Other Owners

George Barenholtz, Board Member	George Barenholtz	Date

Dennis Sabourin, Board Member	Dennis Sabourin	Date

Joseph Funicelli, Board Member	Joseph Funicelli	Date